Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor and Public Relations

(801) 584-1143

rchamber@myriad.com

MYRIAD GENETICS REPORTS FISCAL 2011 SECOND QUARTER RESULTS

Record second quarter revenue of $100.4 million and operating income of $38.6 million

Salt Lake City, January 27, 2011 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its second fiscal quarter ending December 31, 2010. Revenue for the second fiscal quarter was $100.4 million, an increase of 8 percent over the $92.8 million reported in the second fiscal quarter of 2010. Operating income was $38.6 million, an increase of 12 percent from the prior-year period.

“We are pleased with our results for the quarter, which included our best revenue and operating income results for any second quarter in our history,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “The initiatives we have put in place to broaden our existing product markets are yielding results and more than offset the slight decrease seen in office visits during the quarter. Additionally, our efforts to improve efficiencies resulted in operating margin expansion of 120 basis points year-over-year. We continued to enhance shareholder value by utilizing our strong cash position to repurchase and retire 2.9 million common shares during the quarter.”

Analysis of Second Fiscal Quarter 2011 Results

•	Oncology revenue in the second fiscal quarter increased 5 percent year-over-year to $69.4 million and Woman’s Health revenue rose 16 percent to a record $31.0 million.

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Revenue from the BRACAnalysis® product was $89.2 million, an increase of 8.5 percent over the same period last year. Revenue from COLARIS® and COLARIS AP® tests was $7.0 million, compared with $6.8 million in the same period last year. Myriad’s remaining six products contributed $4.3 million to second quarter revenue, an increase of 13.5 percent over the same period last year.

•	Gross profit in the second fiscal quarter rose to $88.4 million, or 88 percent of revenue, from $81.7 million, or 88 percent of revenue, reported in the prior year.

•	Operating income grew to $38.6 million, or 38.4 percent of revenue, compared with $34.5 million, or 37.2 percent of revenue, in the same fiscal quarter of the prior year.

•	Net income for the second fiscal quarter was $24.2 million, which included a $14.9 million income tax provision, with earnings per share of $0.26.

•	Diluted average weighted shares outstanding were 93.6 million in the second fiscal quarter. The Company repurchased 2.9 million shares of its common stock during the quarter.

•	Cash flow from operating activities for the fiscal second quarter was $37.1 million. The Company ended the quarter with $494.4 million in cash and marketable investment securities.

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Days sales outstanding for Myriad’s accounts receivable improved to 37 days, compared with 47 days in the same period of the prior year. Bad debt expense also continued to improve and now stands at 4.2 percent of revenue compared with 5.0 percent in the same period of the prior year.

Year-to-Date Performance

•	Revenue for the first half of fiscal 2011 was $192.3 million, an increase of 8 percent over $177.9 million reported for the first half of fiscal 2010.

•	Operating income for the first half of fiscal 2011 was $74.2 million, an increase of 15.5 percent year-over-year.

•	Net income equaled $46.7 million, or $0.50 per diluted share, for the first half of fiscal 2011.

Fiscal Year 2011 Outlook

Subject to the risks summarized in the safe harbor statement at the end of this press release, the Company reiterated its expectations for fiscal year 2011 financial performance. Fiscal year 2011 revenue is expected to range between $380 million and $400 million, resulting in earnings per share of $0.95 to $1.00. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal second quarter financial performance.

Conference Call and Webcast

A conference call will be held on Thursday, January 27, 2011, at 4:30 p.m. Eastern time to discuss Myriad’s fiscal second quarter financial results. The dial-in number for domestic callers is (800) 954-1053. International callers may dial (212) 231-2915. All callers will be asked to reference reservation number 21507216. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. (NASDAQ: MYGN) is a leading molecular diagnostic company dedicated to developing and marketing novel predictive, personalized and prognostic medicine products to asses a person’s risk of developing disease and guide treatment decisions. Myriad’s portfolio of nine molecular diagnostic products are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2010 annual revenue of over $360 million and approximately 1,000 employees, Myriad is working on strategic initiatives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the continued favorably impact of the initiatives the Company has put in place; and the Company’s financial performance expectations for fiscal year 2011, including revenue that is expected to range between $380 million and $400 million, resulting in earnings per share of $0.95 to $1.00. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to expand into new markets outside of the United States; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our products in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; risks related to our ability to obtain new corporate collaborations and acquire new technologies or businesses on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement and invalidity claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Revenue	$100,440	$92,768	$192,298	$177,890

Costs and expenses:
Cost of revenue	12,046	11,083	23,058	22,145
Research and development expense	6,092	5,059	11,853	10,735
Selling, general, and administrative expense	43,716	42,104	83,210	80,776

Total costs and expenses	61,854	58,246	118,121	113,656

Operating income	38,586	34,522	74,177	64,234

Other income (expense):
Interest income	548	1,531	1,269	3,444
Other	(80)	286	(214)	72

Total other income	468	1,817	1,055	3,516

Income before income taxes	39,054	36,339	75,232	67,750

Income tax provision	14,863	980	28,503	1,948

Net income	$24,191	$35,359	$46,729	$65,802

Earnings per share:
Basic	$0.26	$0.37	$0.51	$0.68
Diluted	$0.26	$0.36	$0.50	$0.66

Weighted average shares outstanding
Basic	91,528	96,270	92,395	96,120
Diluted	93,647	99,426	94,178	99,459

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 31, 2010	Jun. 30, 2010
(In thousands)
Cash, cash equivalents, and marketable investment securities	$494,405	$488,382
Trade receivables, net	40,063	47,801
Other receivables	336	333
Prepaid expenses	3,590	4,054
Equipment and leasehold improvements, net	22,905	23,261
Deferred tax assets	30,319	27,964
Other assets	1,991	2,052

Total assets	$593,609	$593,847

Accounts payable and accrued liabilities	$23,188	$27,466
Uncertain tax benefits	9,320	8,800
Stockholders’ equity	561,101	557,581

Total liabilities and stockholders’ equity	$593,609	$593,847